UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2009 (December 30, 2008)

TENNESSEE COMMERCE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Tennessee	00051281	62-1815881
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

381 Mallory Station Road Suite 207 Franklin, Tennessee		37067
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (615) 599-2274

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2008, each of Arthur F. Helf, Chief Executive Officer, Michael R. Sapp, President, and H. Lamar Cox, Chief Administrative Officer, entered into an Amended and Restated Employment Agreement (the “Employment Agreements”) with Tennessee Commerce Bank (the “Bank”), a wholly-owned subsidiary of Tennessee Commerce Bancorp, Inc.  The primary purposes of amending and restating the existing employment agreements were to comply with the requirements of Section 409A of the Internal Revenue Code and to limit payments under Section 280G of the Internal Revenue Code.  Additional revisions were made to the existing employment agreements in connection with these amendments and restatements.  Except for the initial base salary amounts and titles of each executive, the material terms of the Employment Agreements are otherwise substantially identical to one another.

Under the Employment Agreements, the initial base salary of each of Messrs. Helf and Sapp is $400,000, and the initial base salary of Mr. Cox is $350,000.  Under each Employment Agreement, the executive is also entitled to receive a performance-based annual incentive payment that will be determined by the board of directors and will be based on specific performance criteria to be identified in writing in advance to the executive.

Each Employment Agreement has a term of two years and is automatically renewable each day during its term for one additional day so that the term is always two years, unless and until either the Bank or the executive notifies the other party of its or his intent not to renew.  Under each Employment Agreement, the executive may be terminated for cause, disability, death or without cause.  If the executive is terminated without cause, he will be entitled to receive severance in an amount equal to two times the executive’s aggregate cash compensation as calculated in the Employment Agreement, less applicable taxes and other deductions.  Each executive may also generally terminate his Employment Agreement for any reason upon written notice, upon a voluntary termination, for good reason or if the Bank materially breaches the agreement.  In the event the executive terminates for good reason or upon a breach of the agreement by the Bank, the executive will be entitled to receive severance in an amount equal to two times the executive’s aggregate cash compensation as calculated in the Employment Agreement, less applicable taxes and other deductions.

Each executive will receive a change in control lump sum payment equal to one dollar ($1) less than the amount that would constitute an “excess parachute payment,” as defined in Section 280G of the Internal Revenue Code.  This change in control provision is triggered by the occurrence of both the executive’s termination of employment and a change in control.

The summary of the Employment Agreements presented in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreements, copies of which are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference in their entirety.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

10.1	Amended and Restated Employment Agreement, dated as of December 30, 2008, by and between Arthur F. Helf and Tennessee Commerce Bank.

10.2	Amended and Restated Employment Agreement, dated as of December 30, 2008, by and between Michael R. Sapp and Tennessee Commerce Bank.

10.3	Amended and Restated Employment Agreement, dated as of December 30, 2008, by and between H. Lamar Cox and Tennessee Commerce Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNESSEE COMMERCE BANCORP, INC.

	By:	/s/ Frank Perez
Frank Perez
Chief Financial Officer

Date: January 6, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement, dated as of December 30, 2008, by and between Arthur F. Helf and Tennessee Commerce Bank.

10.2	Amended and Restated Employment Agreement, dated as of December 30, 2008, by and between Michael R. Sapp and Tennessee Commerce Bank.

10.3	Amended and Restated Employment Agreement, dated as of December 30, 2008, by and between H. Lamar Cox and Tennessee Commerce Bank.